EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 of NICE-Systems Ltd. for the registration of an additional 300,000 of its ordinary shares under its Amended and Restated 1999 Employee Stock Purchase Plan of our reports dated April 5, 2009 with respect to the consolidated financial statements of NICE-Systems Ltd. and its subsidiaries for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of NICE-Systems Ltd. which is included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ KOST FORER, GABBAY & KASIERER KOST FORER, GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
November 2, 2009